UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2021

BUTTERFLY NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39292	84-4618156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Old Whitfield Street Guilford, Connecticut	06437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 689-5650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BFLY	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	BFLY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 10, 2021, the Board of Directors (the “Board”) of Butterfly Network, Inc. (the “Company”) appointed Elazer Edelman, M.D., Ph.D., to the Board, effective as of the same date. The Board also appointed Dr. Edelman to serve on the Nominating and Corporate Governance Committee of the Board. Dr. Edelman will serve for a term to continue until the Company’s next annual meeting of stockholders. In connection with Dr. Edelman’s election to the Board, the Board also approved an increase in the size of the Board from seven members to eight members, pursuant to Article II, Section 2 of the Company’s Amended and Restated Bylaws and Article VIII, Section B of the Company’s Amended and Restated Certificate of Incorporation.

Dr. Edelman, age 64, has served as the Edward J. Poitras Professor in Medical Engineering and Science at the Massachusetts Institute of Technology which he joined in 1993, Professor of Medicine at Harvard Medical School which he joined in 1989, and Senior Attending Physician in the coronary care unit at the Brigham and Women's Hospital in Boston which he has been associated since 1984. He and his laboratory have pioneered basic findings in vascular biology and the development and assessment of biotechnology. Dr. Edelman has directed the Massachusetts Institute of Technology’s Institute for Medical Engineering and Science and Clinical Research Center as well as the Harvard-MIT Biomedical Engineering Center, all dedicated to applying the rigors of the physical sciences to elucidate fundamental biologic processes and mechanisms of disease. He is the founder and has served on the board of director of Autus Valve Technologies, Inc. since 2019, BioDevek, Inc. since 2015, and PanTher Therapeutics, LLC since 2014. Dr. Edelman completed internal medicine training and clinical fellowship in Cardiovascular Medicine at the Brigham and Women's Hospital and a research fellowship at the Department of Pathology at Harvard Medical School. Dr. Edelman received his M.D. from Harvard Medical School and his Ph.D. in Medical Engineering and Medical Physics, M.S. in Electrical Engineering and Computer Science, and B.S. in Bioelectrical Engineering and Applied Biology from the Massachusetts Institute of Technology. His qualifications to serve on the Board include his medical and biomedical engineering background and his extensive scientific advisory experience and co-founding of a number of technology companies.

The Board has affirmatively determined that Dr. Edelman is an independent director pursuant to the New York Stock Exchange listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended. There are no arrangements or understandings between Dr. Edelman and any other person pursuant to which Dr. Edelman was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Edelman has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Dr. Edelman has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Dr. Edelman will be entitled to the standard compensation paid by the Company to all of its nonemployee directors under the Company’s Nonemployee Director Compensation Policy (pro-rated as applicable to reflect the actual time Dr. Edelman will serve on the Board for the year), a copy of which is filed as Exhibit 10.19 to the Company’s Current Report on Form 8-K, filed by the Company on February 16, 2021.

Dr. Edelman will also enter into an indemnification agreement in the form the Company has entered into with its other nonemployee directors, which form is filed as Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed by the Company on February 16, 2021 and is incorporated herein by reference.

A copy of the press release announcing Dr. Edelman’s appointment to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 11, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUTTERFLY NETWORK, INC.

By:	/s/ Todd M. Fruchterman, M.D., Ph.D.
Name:	Todd M. Fruchterman, M.D., Ph.D.
Title:	President and Chief Executive Officer

Date: March 11, 2021